Exhibit 99.1

FENNEC PHARMACEUTICALS INC. 2020 EQUITY INCENTIVE PLAN

SECTION 1. GENERAL PURPOSE OF THE PLAN; DEFINITIONS

The name of the plan is the Fennec Pharmaceuticals Inc. 2020 Equity Incentive Plan (the “Plan”). The purpose of the Plan is to encourage and enable the officers, employees, Non-Employee Directors and Consultants of Fennec Pharmaceuticals Inc. (the “Company”) and its Affiliates upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business to acquire a proprietary interest in the Company. It is anticipated that providing such persons with a direct stake in the Company’s welfare will assure a closer identification of their interests with those of the Company and its shareholders, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company.

The following terms shall be defined as set forth below:

“Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Administrator” means either the Board or the compensation committee of the Board or a similar committee performing the functions of the compensation committee and which is comprised of not less than three Non-Employee Directors who are independent.

“Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 of the Act. The Board will have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

“Award” or “Awards,” except where referring to a particular category of grant under the Plan, shall include Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Units, Restricted Stock Awards, Unrestricted Stock Awards, Cash-Based Awards, Dividend Equivalent Rights and Stock Purchase Rights.

“Award Certificate” means a written or electronic document setting forth the terms and provisions applicable to an Award granted under the Plan. Each Award Certificate is subject to the terms and conditions of the Plan.

“Board” means the Board of Directors of the Company.

“Cash-Based Award” means an Award entitling the recipient to receive a cash-denominated payment.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.

“Consultant” means a consultant or adviser who provides bona fide services to the Company or an Affiliate as an independent contractor and who qualifies as a consultant or advisor under Instruction A.1.(a)(1) of Form S-8 under the Act.

“Contributions” has the meaning given to such term in Section 12(c).

“Dividend Equivalent Right” means an Award entitling the grantee to receive credits based on cash dividends that would have been paid on the Shares specified in the Dividend Equivalent Right (or other award to which it relates) if such shares had been issued to and held by the grantee.

“Effective Date” means the date on which the Plan becomes effective as set forth in Section 20.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Fair Market Value” of the Shares on any given date means the fair market value of the Shares determined in good faith by the Administrator; provided, however, that: (i) if the Shares are listed on the National Association of Securities Dealers Automated Quotation System (“NASDAQ”), NASDAQ Global Market, The New York Stock Exchange or another national securities exchange in the United States, the Fair Market Value shall be the closing price of the Shares reported on such exchange on the trading day immediately preceding the date of grant, or if there is no closing price reported for such date, the determination shall be made by reference to the last date preceding such date for which there is a closing price reported; or (ii) if the Shares are not listed on any exchange referred to in (i) above, but are listed on the Toronto Stock Exchange (the “TSX”) or other recognized exchange in Canada, "Fair Market Value" shall be the closing price of the Shares reported on such exchange on the trading day immediately preceding the date of grant, or if there is no closing price reported for such date, the determination shall be made by reference to the last date preceding such date for which there is a closing price reported.

“Incentive Stock Option” means any Stock Option designated and qualified as an “incentive stock option” as defined in Section 422 of the Code.

“Non-Employee Director” means a member of the Board who is not also an employee of the Company or any Subsidiary.

“Non-Qualified Stock Option” means any Stock Option that is not an Incentive Stock Option.

“Offering Period” means an offering period established in accordance with Section 12 respecting Stock Purchase Rights.

“Option” or “Stock Option” means any option to purchase Shares granted pursuant to Section 5.

“Prior Plan” means the Fennec Pharmaceuticals Inc. Amended and Restated Stock Option Plan amended as of June 18, 2019.

“Restricted Shares” means the Shares underlying a Restricted Stock Award that remain subject to a risk of forfeiture or the Company’s right of repurchase.

“Restricted Stock Award” means an Award of Restricted Shares subject to such restrictions and conditions as the Administrator may determine at the time of grant.

“Restricted Stock Units” means an Award of share units subject to such restrictions and conditions as the Administrator may determine at the time of grant.

“Sale Event” shall mean (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power and outstanding shares immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding shares or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, (iii) the sale of all of the Shares of the Company to an unrelated person, entity or group thereof acting in concert, or (iv) any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from the Company.

“Sale Price” means the value as determined by the Administrator of the consideration payable, or otherwise to be received by shareholders, per Share, pursuant to a Sale Event.

“Section 409A” means Section 409A of the Code and the regulations and other guidance promulgated thereunder.

“Service Relationship” means any relationship as an employee, director or Consultant of the Company or any Affiliate (e.g., a Service Relationship shall be deemed to continue without interruption in the event an individual’s status changes from full-time employee to part-time employee or Consultant).

“Shares” means the common shares in the capital of the Company, subject to adjustments pursuant to Section 3.

“Stock Appreciation Right” means an Award entitling the recipient to receive Shares (or cash, to the extent explicitly provided for in the applicable Award Certificate) having a value equal to the excess of the Fair Market Value of the Shares on the date of exercise over the exercise price of the Stock Appreciation Right multiplied by the number of Shares with respect to which the Stock Appreciation Right shall have been exercised.

“Stock Purchase Rights” means an Award entitling the recipient to purchase Shares through after-tax payroll deductions or lump sum payment, and subject to the terms and conditions set forth in this Plan (and in particular Section 12) and the applicable Award Certificate.

“Subsidiary” means any corporation or other entity (other than the Company) in which the Company has at least a 50 percent interest, either directly or indirectly.

“Ten Percent Owner” means an employee who owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10 percent of the combined voting power of all classes of capital stock of the Company or any parent or subsidiary corporation.

“Unrestricted Stock Award” means an Award of Shares free of any restrictions.

SECTION 2. ADMINISTRATION OF PLAN; ADMINISTRATOR AUTHORITY TO SELECT GRANTEES AND DETERMINE AWARDS

(a)    Administration of Plan. The Plan shall be administered by the Administrator.

(b)    Powers of Administrator. The Administrator shall have the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority:

(i)        to select the individuals to whom Awards may from time to time be granted;

(ii)      to determine the time or times of grant, and the extent, if any, of Incentive Stock Options, Non- Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Units, Unrestricted Stock Awards, Stock Purchase Rights, Cash-Based Awards, and Dividend Equivalent Rights, or any combination of the foregoing, granted to any one or more grantees;

(iii)      to determine the number of Shares to be covered by any Award;

(iv)      to determine and modify from time to time the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award, which terms and conditions may differ among individual Awards and grantees, and to approve the forms of Award Certificates;

(v)       to accelerate at any time the exercisability or vesting of all or any portion of any Award;

(vi)      subject to the provisions of Section 5(c) and Section 17, to extend at any time the period in which Stock Options may be exercised;

(vii)     appoint a trust company or trust companies from time to time to administrator contributions and investments respecting Stock Purchase Rights granted under the Plan; and

(viii)   at any time to adopt, alter and repeal such rules, guidelines and practices for administration of the Plan and for its own acts and proceedings as it shall deem advisable; to interpret the terms and provisions of the Plan and any Award (including related written instruments); to make all determinations it deems advisable for the administration of the Plan; to decide all disputes arising in connection with the Plan; and to otherwise supervise the administration of the Plan.

All decisions and interpretations of the Administrator shall be binding on all persons, including the Company and Plan grantees.

(c)    Award Certificate. Awards under the Plan shall be evidenced by Award Certificates that set forth the terms, conditions and limitations for each Award, which may include, without limitation, the term of an Award and the provisions applicable in the event employment or service terminates.

(d)    Indemnification. Neither the Board nor the Administrator, nor any member of either or any delegate thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and the members of the Board and the Administrator (and any delegate thereof) shall be entitled in all cases to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, reasonable legal fees) arising or resulting therefrom to the fullest extent permitted by law or under the Company’s articles or any directors’ and officers’ liability insurance coverage that may be in effect from time to time or any indemnification agreement between such individual and the Company.

(e)    Foreign Award Recipients. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in countries other than the United States or Canada in which the Company and its Subsidiaries operate or have employees or other individuals eligible for Awards, the Administrator, in its sole discretion, shall have the power and authority to: (i) determine which Subsidiaries shall be covered by the Plan; (ii) determine which individuals outside the United States are eligible to participate in the Plan; (iii) modify the terms and conditions of any Award granted to individuals outside the United States or Canada to comply with applicable foreign laws; (iv) establish subplans and modify exercise procedures and other terms and procedures, to the extent the Administrator determines such actions to be necessary or advisable (and such subplans or modifications shall be attached to this Plan as appendices); provided, however, that no such subplans or modifications shall increase the share limitations contained in Section 3(a) hereof; and (v) take any action, before or after an Award is made, that the Administrator determines to be necessary or advisable to obtain approval or comply with any local governmental regulatory exemptions or approvals. Notwithstanding the foregoing, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate the Exchange Act or any other applicable United States or Canadian provincial securities law, the Code, or any other applicable United States or Canadian governing statute or law.

SECTION 3. SHARES ISSUABLE UNDER THE PLAN; MERGERS; SUBSTITUTION

(a)    Shares Issuable. The maximum number of Shares reserved and available for issuance under the Plan, together with the Prior Plan, shall be limited to 10,000,000 Common Shares, excluding for this purpose any Shares issued under this Plan or the Prior Plan prior to June 10, 2026. For purposes of this limitation, the Shares underlying any awards under the Plan that are forfeited, canceled, held back upon exercise of an Option or settlement of an Award to cover the exercise price or tax withholding, reacquired by the Company prior to vesting, satisfied without the issuance of Shares or otherwise terminated (other than by exercise) shall be added back to the Shares available for issuance under the Plan and, to the extent permitted under Section 422 of the Code and the regulations promulgated thereunder, the Shares that may be issued as Incentive Stock Options. In the event the Company repurchases Shares on the open market, such shares shall not be added to the Shares available for issuance under the Plan. Subject to such overall limitations, Shares may be issued up to such maximum number pursuant to any type or types of Award. The shares available for issuance under the Plan may be authorized but unissued Shares or Shares reacquired by the Company.

(b)    Changes in Share Capital. Subject to Section 3(c) hereof, if, as a result of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the Company’s capital stock, the outstanding Shares are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such Shares or other securities, or, if, as a result of any merger or consolidation, sale of all or substantially all of the assets of the Company, the outstanding Shares are converted into or exchanged for securities of the Company or any successor entity (or a parent or subsidiary thereof), the Administrator shall make an appropriate or proportionate adjustment in (i) the maximum number of shares reserved for issuance under the Plan, including the maximum number of shares that may be issued in the form of Incentive Stock Options, (ii) the number and kind of shares or other securities subject to any then outstanding Awards under the Plan, (iii) the repurchase price, if any, per share subject to each outstanding Restricted Stock Award, and (iv) the exercise price for each share subject to any then outstanding Stock Options and Stock Appreciation Rights under the Plan, without changing the aggregate exercise price (i.e., the exercise price multiplied by the number of shares subject to Stock Options and Stock Appreciation Rights) as to which such Stock Options and Stock Appreciation Rights remain exercisable. The Administrator shall also make equitable or proportionate adjustments in the number of shares subject to outstanding Awards and the exercise price and the terms of outstanding Awards to take into consideration cash dividends paid other than in the ordinary course or any other extraordinary corporate event. The adjustment by the Administrator shall be final, binding and conclusive. No fractional Shares shall be issued under the Plan resulting from any such adjustment, but the Administrator in its discretion may make a cash payment in lieu of fractional shares.

(c)    Mergers and Other Transactions. In the case of and subject to the consummation of a Sale Event, the parties thereto may cause the assumption or continuation of Awards theretofore granted by the successor entity, or the substitution of such Awards with new Awards of the successor entity or parent thereof, with appropriate adjustment as to the number and kind of shares and, if appropriate, the per share exercise prices, as such parties shall agree. To the extent the parties to such Sale Event do not provide for the assumption, continuation or substitution of Awards, upon the effective time of the Sale Event, the Plan and all outstanding Awards granted hereunder shall terminate. In such case, except as may be otherwise provided in the relevant Award Certificate, all Options and Stock Appreciation Rights with time-based vesting conditions or restrictions that are not vested or exercisable immediately prior to the effective time of the Sale Event may become fully vested and exercisable as of the effective time of the Sale Event at the discretion of the Administrator, all other Awards with time-based vesting, conditions or restrictions may become fully vested and non-forfeitable as of the effective time of the Sale Event at the discretion of the Administrator, and all Awards with conditions and restrictions relating to the attainment of performance goals may become vested and non-forfeitable in connection with a Sale Event in the Administrator’s discretion or to the extent specified in the relevant Award Certificate. In the event of such termination, (i) the Company shall have the option (in its sole discretion) to make or provide for a payment, in cash or in kind, to the grantees holding Options and Stock Appreciation Rights, in exchange for the cancellation thereof, in an amount equal to the difference between (A) the Sale Price multiplied by the number of Shares subject to outstanding Options and Stock Appreciation Rights (to the extent then exercisable at prices not in excess of the Sale Price) and (B) the aggregate exercise price of all such outstanding Options and Stock Appreciation Rights (provided that, in the case of an Option or Stock Appreciation Right with an exercise price equal to or less than the Sale Price, such Option or Stock Appreciation Right shall be cancelled for no consideration); or (ii) each grantee shall be permitted, within a specified period of time prior to the consummation of the Sale Event as determined by the Administrator, to exercise all outstanding Options and Stock Appreciation Rights (to the extent then exercisable) held by such grantee. The Company shall also have the option (in its sole discretion) to make or provide for a payment, in cash or in kind, to the grantees holding other Awards in an amount equal to the Sale Price multiplied by the number of vested Shares under such Awards.

SECTION 4. ELIGIBILITY

Grantees under the Plan will be such employees, Non-Employee Directors and Consultants of the Company and its Affiliates as are selected from time to time by the Administrator in its sole discretion; provided that: (a) Awards may not be granted to employees, Directors or Consultants who are providing services only to any “parent” of the Company, as such term is defined in Rule 405 of the Act, unless (i) the Shares underlying the Awards are treated as “service recipient stock” under Section 409A or (ii) the Company has determined that such Awards are exempt from or otherwise comply with Section 409A; and (b) Stock Purchase Rights are available only to employees of the Company and subsidiaries as provided in Section 12 of the Plan.

SECTION 5. STOCK OPTIONS

(a)    Award of Stock Options. The Administrator may grant Stock Options under the Plan. Any Stock Option granted under the Plan shall be in such form as the Administrator may from time to time approve. Stock Options granted under the Plan may be either Incentive Stock Options or Non-Qualified Stock Options. Incentive Stock Options may be granted only to employees of the Company or any Subsidiary that is a “subsidiary corporation” within the meaning of Section 424(f) of the Code. To the extent that any Option does not qualify as an Incentive Stock Option, it shall be deemed a Non-Qualified Stock Option. Stock Options granted pursuant to this Section 5 shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable. If the Administrator so determines, Stock Options may be granted in lieu of cash compensation at the optionee’s election, subject to such terms and conditions as the Administrator may establish.

(b)    Exercise Price. The exercise price per Share covered by a Stock Option granted pursuant to this Section 5 shall be determined by the Administrator at the time of grant but shall not be less than 100 percent of the Fair Market Value on the date of grant. In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the exercise price of such Incentive Stock Option shall be not less than 110 percent of the Fair Market Value on the grant date. Notwithstanding the foregoing, Stock Options may be granted with an exercise price per share that is less than 100 percent of the Fair Market Value on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.

(c)    Option Term. The term of each Stock Option shall be fixed by the Administrator, but no Stock Option shall be exercisable more than ten years after the date the Stock Option is granted, provided that, if the end of such period for any vested Stock Option falls on, or within nine (9) trading days immediately following, a date upon which the Participant is prohibited from exercising such Stock Option due to a black-out period or other trading restriction imposed by the Company, then the expiry date of such Stock Option shall be automatically be the tenth (10th) trading day following the date the relevant black-out period or other trading restriction imposed by the Company is lifted, terminated or removed. In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the term of such Stock Option shall be no more than five years from the date of grant.

(d)    Exercisability; Rights of a Shareholder. Stock Options shall become exercisable at such time or times, whether or not in installments, as shall be determined by the Administrator at or after the grant date. The Administrator may at any time accelerate the exercisability of all or any portion of any Stock Option. An optionee shall have the rights of a shareholder only as to shares acquired upon the exercise of a Stock Option and not as to unexercised Stock Options.

(e)    Method of Exercise. Stock Options may be exercised in whole or in part, by giving written or electronic notice of exercise to the Company, specifying the number of shares to be purchased. Payment of the purchase price may be made by one or more of the following methods except to the extent otherwise provided in the Option Award Certificate:

(i)        In cash, by certified or bank check or other instrument acceptable to the Administrator;

(ii)       Through the delivery (or attestation to the ownership following such procedures as the Company may prescribe) of Shares that are not then subject to restrictions under any Company plan, such surrendered shares shall be valued at Fair Market Value on the exercise date;

(iii)      By the optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company for the purchase price; provided that in the event the optionee chooses to pay the purchase price as so provided, the optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Company shall prescribe as a condition of such payment procedure; or

(iv)      By a “net exercise” arrangement pursuant to which the Company will reduce the number of Shares issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price.

Payment instruments will be received subject to collection. The transfer to the optionee on the records of the Company or of the transfer agent of the Shares to be purchased pursuant to the exercise of a Stock Option will be contingent upon receipt from the optionee (or a purchaser acting in his stead in accordance with the provisions of the Stock Option) by the Company of the full purchase price for such shares and the fulfillment of any other requirements contained in the Option Award Certificate or applicable provisions of laws (including the satisfaction of any withholding taxes that the Company is obligated to withhold with respect to the optionee). In the event an optionee chooses to pay the purchase price by previously-owned Shares through the attestation method, the number of Shares transferred to the optionee upon the exercise of the Stock Option shall be net of the number of attested shares. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the exercise of Stock Options, such as a system using an internet website or interactive voice response, then the paperless exercise of Stock Options may be permitted through the use of such an automated system.

(f)    Annual Limit on Incentive Stock Options. To the extent required for “incentive stock option” treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the Shares with respect to which Incentive Stock Options granted under this Plan and any other plan of the Company or its parent and subsidiary corporations become exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. To the extent that any Stock Option exceeds this limit, it shall constitute a Non-Qualified Stock Option.

SECTION 6. STOCK APPRECIATION RIGHTS

(a)    Award of Stock Appreciation Rights. The Administrator may grant Stock Appreciation Rights under the Plan. A Stock Appreciation Right is an Award entitling the recipient to receive Shares (or cash, to the extent explicitly provided for in the applicable Award Certificate) having a value equal to the excess of the Fair Market Value of a share of Stock on the date of exercise over the exercise price of the Stock Appreciation Right multiplied by the number of Shares with respect to which the Stock Appreciation Right shall have been exercised.

(b)    Exercise Price of Stock Appreciation Rights. The exercise price of a Stock Appreciation Right shall not be less than 100 percent of the Fair Market Value of the Stock on the date of grant.

(c)    Grant and Exercise of Stock Appreciation Rights. Stock Appreciation Rights may be granted by the Administrator independently of any Stock Option granted pursuant to Section 5 of the Plan.

(d)   Terms and Conditions of Stock Appreciation Rights. Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined on the date of grant by the Administrator. The term of a Stock Appreciation Right may not exceed ten years, provided that, if the end of such period for any Stock Appreciation Right settled in Shares falls on, or within nine (9) trading days immediately following, a date upon which the Participant is prohibited from exercising the Stock Appreciation Right due to a black-out period or other trading restriction imposed by the Company, then the expiry date of such Stock Appreciation Right shall be automatically be the tenth (10th) trading day following the date the relevant black-out period or other trading restriction imposed by the Company is lifted, terminated or removed. The terms and conditions of each such Award shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees.

SECTION 7. RESTRICTED STOCK AWARDS

(a)    Nature of Restricted Stock Awards. The Administrator may grant Restricted Stock Awards under the Plan. A Restricted Stock Award is any Award of Restricted Shares subject to such restrictions and conditions as the Administrator may determine at the time of grant. Conditions may be based on continuing employment (or other Service Relationship) or achievement of pre-established performance goals and objectives.

(b)    Rights as a Shareholder. Upon the grant of the Restricted Stock Award and payment of any applicable purchase price, a grantee shall have the rights of a shareholder with respect to the voting of the Restricted Shares and receipt of dividends; provided that if the lapse of restrictions with respect to the Restricted Stock Award is tied to the attainment of performance goals, any dividends paid by the Company during the performance period shall accrue and shall not be paid to the grantee until and to the extent the performance goals are met with respect to the Restricted Stock Award. Unless the Administrator shall otherwise determine, (i) uncertificated Restricted Shares shall be accompanied by a notation on the records of the Company or the transfer agent to the effect that they are subject to forfeiture until such Restricted Shares are vested as provided in Section 7(d) below, and (ii) certificated Restricted Shares shall remain in the possession of the Company until such Restricted Shares are vested as provided in Section 7(d) below, and the grantee shall be required, as a condition of the grant, to deliver to the Company such instruments of transfer as the Administrator may prescribe.

(c)    Restrictions. Restricted Shares may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein or in the Restricted Stock Award Certificate. Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 17 below, in writing after the Award is issued, if a grantee’s employment (or other Service Relationship) with the Company and its Subsidiaries terminates for any reason, any Restricted Shares that have not vested at the time of termination shall automatically and without any requirement of notice to such grantee from or other action by or on behalf of, the Company be deemed to have been reacquired by the Company at its original purchase price (if any) from such grantee or such grantee’s legal representative simultaneously with such termination of employment (or other Service Relationship), and thereafter shall cease to represent any ownership of the Company by the grantee or rights of the grantee as a shareholder. Following such deemed reacquisition of Restricted Shares that are represented by physical certificates, a grantee shall surrender such certificates to the Company upon request without consideration.

(d)    Vesting of Restricted Shares. The Administrator at the time of grant shall specify the date or dates or the attainment of pre-established performance goals, objectives and other conditions on which the non-transferability of the Restricted Shares and the Company’s right of repurchase or forfeiture shall lapse. Subsequent to such date or dates or the attainment of such pre-established performance goals, objectives and other conditions, the shares on which all restrictions have lapsed shall no longer be Restricted Shares and shall be deemed “vested.”

SECTION 8. RESTRICTED STOCK UNITS

(a)    Nature of Restricted Stock Units. The Administrator may grant Restricted Stock Units under the Plan. A Restricted Stock Unit is an Award that may be settled in Shares (or cash, to the extent explicitly provided for in the Award Certificate) upon the satisfaction of such restrictions and conditions at the time of grant. Conditions may be based on continuing employment (or other Service Relationship) or achievement of pre-established performance goals and objectives. The terms and conditions of each such Award shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees. Except in the case of Restricted Stock Units with a deferred settlement date that complies with Section 409A at the end of the vesting period, the Restricted Stock Units, to the extent vested, shall be settled in the form of Shares (or cash, to the extent explicitly provided for in the Award Certificate). Restricted Stock Units with deferred settlement dates are subject to Section 409A and shall contain such additional terms and conditions as the Administrator shall determine in its sole discretion in order to comply with the requirements of Section 409A.

(b)    Election to Receive Restricted Stock Units In lieu of Compensation. The Administrator may, in its sole discretion, permit a grantee to elect to receive a portion of future cash compensation otherwise due to such grantee in the form of an award of Restricted Stock Units. Any such election shall be made in writing and shall be delivered to the Company no later than the date specified by the Administrator and in accordance with Section 409A and such other rules and procedures established by the Administrator. Any such future cash compensation that the grantee elects to defer shall be converted to a fixed number of Restricted Stock Units based on the Fair Market Value of Stock on the date the compensation would otherwise have been paid to the grantee if such payment had not been deferred as provided herein. The Administrator shall have the sole right to determine whether and under what circumstances to permit such elections and to impose such limitations and other terms and conditions thereon as the Administrator deems appropriate. Any Restricted Stock Units that are elected to be received in lieu of cash compensation shall be fully vested, unless otherwise provided in the Award Certificate.

(c)     Rights as a Shareholder. A grantee shall have the rights as a shareholder only as to Shares acquired by the grantee upon settlement of Restricted Stock Units; provided, however, that the grantee may be credited with Dividend Equivalent Rights with respect to the Shares underlying his Restricted Stock Units, subject to the provisions of Section 11 and such terms and conditions as the Administrator may determine.

(d)    Termination. Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 17 below, in writing after the Award is issued, a grantee’s right in all Restricted Stock Units that have not vested shall automatically terminate upon the grantee’s termination of employment (or cessation of Service Relationship) with the Company and its Subsidiaries for any reason.

SECTION 9. UNRESTRICTED STOCK AWARDS

The Administrator may grant (or sell at a purchase price determined by the Administrator) an Unrestricted Stock Award under the Plan. An Unrestricted Stock Award is an Award pursuant to which the grantee may receive Shares free of any restrictions under the Plan. Unrestricted Stock Awards may be granted in respect of past services or other valid consideration, or in lieu of cash compensation due to such grantee.

SECTION 10. CASH-BASED AWARDS

The Administrator may grant Cash-Based Awards under the Plan. A Cash-Based Award is an Award that entitles the grantee to a payment in cash upon the attainment of specified performance goals. The Administrator shall determine the maximum duration of the Cash-Based Award, the amount of cash to which the Cash-Based Award pertains, the conditions upon which the Cash-Based Award shall become vested or payable, and such other provisions as the Administrator shall determine. Each Cash-Based Award shall specify a cash-denominated payment amount, formula or payment ranges as determined by the Administrator. Payment, if any, with respect to a Cash-Based Award shall be made in accordance with the terms of the Award and may be made in cash.

SECTION 11. DIVIDEND EQUIVALENT RIGHTS

(a)    Dividend Equivalent Rights. The Administrator may grant Dividend Equivalent Rights under the Plan. A Dividend Equivalent Right is an Award entitling the grantee to receive credits based on cash dividends that would have been paid on the Shares specified in the Dividend Equivalent Right (or other Award to which it relates) if such shares had been issued to the grantee. A Dividend Equivalent Right may be granted hereunder to any grantee as a component of an award of Restricted Stock Units or as a freestanding award. The terms and conditions of Dividend Equivalent Rights shall be specified in the Award Certificate. Dividend Equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional Shares, which may thereafter accrue additional equivalents. Any such reinvestment shall be at Fair Market Value on the date of reinvestment or such other price as may then apply under a dividend reinvestment plan sponsored by the Company, if any. Dividend Equivalent Rights may be settled in cash or Shares or a combination thereof, in a single installment or installments. A Dividend Equivalent Right granted as a component of an Award of Restricted Stock Units shall provide that such Dividend Equivalent Right shall be settled only upon settlement or payment of, or lapse of restrictions on, such other Award, and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other Award.

(b)    Termination. Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 17 below, in writing after the Award is issued, a grantee’s rights in all Dividend Equivalent Rights shall automatically terminate upon the grantee’s termination of employment (or cessation of Service Relationship) with the Company and its Subsidiaries for any reason.

SECTION 12. STOCK PURCHASE RIGHTS

(a)     Stock Purchase Rights. The Administrator may grant Stock Purchase Rights to employees of the Company or any Subsidiary that is a “subsidiary corporation” within the meaning of Section 424(f) of the Code. A Stock Purchase Right is an Award entitling the grantee to purchase Shares at the price and on the other terms and conditions determined by the Administrator and set forth in the Award Certificate respecting such Award, subject to the requirements set forth in this Section 12.

(b)    Offering Periods. Unless and until the Administrator determines otherwise in its discretion, each Offering Period shall consist of a six (6) month periods, commencing on the first day of a calendar month specified by the Administrator (the “Offering Commencement Date”) and, subject to Sections 12(c) and 12(g), ending on the last day of the sixth calendar month thereafter (the “Offering Expiry Date”). No Offering Period shall exceed twelve (12) months in duration.

(c)     Employees Eligible to Participate in Stock Purchase Rights. No employee who, immediately after commencement of any Offering Period, owns stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or any parent or subsidiary corporation, may participate in any offering of Stock Purchase Rights under the Plan. Subject to the foregoing, each employee of the Company and any Subsidiary that is a “subsidiary corporation” within the meaning of Section 424(f) of the Code are eligible to participate in any offering of Stock Purchase Rights, provided that, to the extent permitted under Section 423 of the Code, the Administrator may in its discretion from time to time exclude (on a uniform and nondiscriminatory basis or as otherwise permitted by Treasury Regulation Section 1.423-2) individuals who: (i) have not completed at least two (2) years of service since his or her last hire date (or, with respect to a decision to include an individual, such lesser period of time as may be determined by the Board in its discretion), (ii) customarily work not more than twenty (20) hours per week (or, with respect to a decision to include an individual, such lesser period of time as may be determined by the Board in its discretion), (iii) customarily work not more than five (5) months per calendar year (or, with respect to a decision to include an individual, such lesser period of time as may be determined by the Board in its discretion), (iv) are highly compensated employee within the meaning of Section 414(q) of the Code, provided the exclusion is applied with respect to each Offering Period in an identical manner to all highly compensated individuals of the employing Company or subsidiary whose employees are participating in that Offering Period. Each exclusion shall be applied with respect to an Offering Period in a manner complying with U.S. Treasury Regulation Section 1.423-2(e).  Further, Employees who are citizens or residents of a non-U.S. jurisdiction (without regard to whether they also are citizens or residents of the United States or resident aliens (within the meaning of Section 7701(b)(1)(A) of the Code)) may be excluded from participation in any offering of Stock Purchase Rights under the Plan if the participation of such Employees is prohibited under the laws of the applicable jurisdiction or if complying with the laws of the applicable jurisdiction would cause an offering of Stock Purchase Rights under the Plan to violate Section 423 of the Code.

(d)    Enrollment; Contributions. Participation in Stock Purchase Rights is voluntary and employees may accept or refuse Stock Purchase Rights in their absolute discretion. To accept and enroll in a Stock Purchase Right, an employee must sign and deliver to the Company a subscription agreement, enrollment form or any other method provided from time to time by the Company. Participation shall commence on the Offering Commencement Date, subject to receipt by the Company of the subscription agreement or enrollment forms within a date prior to the Offering Commencement Date as specified by the Administrator. By the delivery of such form to the Company, a grantee shall be deemed to have among other things, confirmed that a copy of the Plan has been made available to such Employee, and agreed to be bound by all the terms and conditions of the Plan and the Award Certificate respecting such Award. Contributions in respect of Stock Purchase Rights under the Plan (“Contributions”) shall be made in the following manner: (i) in respect of each pay period by after-tax payroll deduction of an amount between one and ten percent of such grantee’s Eligible Compensation (as defined below) during the Offering Period, as elected by the grantee at the time of enrollment or as herein provided, on a pro rata basis per pay period; (ii) a one-time lump sum payment per Offering Period as elected by the grantee upon giving at least five business days’ notice to the Company; or (iii) a combination of payments pursuant to (i) and (ii). Notwithstanding any other provisions of the Plan or an Award Certificate, each grantee shall be subject to an annual contribution limit respecting Stock Purchase Rights of $25,000 of Fair Market Value of Shares (determined as at the applicable Offering Commencement Date).

(e)     Eligible Compensation. For the purposes of Section 12(b)(i) above, Eligible Compensation shall mean the regular annual base salary of an employee, but does not include any variable compensation, bonuses, sales commission, payment for overtime, long-term disability payments, premium payments, differentials, achievement award payments, any special compensation or any mid-Offering Period salary increases;

(f)     Purchase Price. The purchase price at which Shares may be purchased pursuant to Stock Purchase Rights shall be determined by the Administrator, provided that such purchase price shall not be less than the lesser of: (i) 85% of the Fair Market Value of the Shares on the Offering Commencement Date; and (ii) 85% of the Fair Market Value of the Shares on the Offering Expiry Date.

(g)    Sale Event. In the case of a Sale Event, the surviving, continuing, successor, or purchasing corporation or parent thereof, as the case may be (the “Acquiring Corporation”), may, without the consent of any grantee, assume the Company’s rights and obligations respecting Stock Purchase Rights granted under the Plan. If the Acquiring Corporation elects not to assume the Company’s rights and obligations respecting Stock Purchase Rights granted under the Plan, the Offering Expiry Date of the then current Offering Period shall be accelerated to a date before the date of the Sale Event specified by the Administrator. All Stock Purchase Rights which are neither assumed by the Acquiring Corporation in connection with the Sale Event nor exercised as of the date of the Sale Event shall terminate and cease to be outstanding effective as of the date of the Sale Event.

(h)    Tax Qualification. Although the Company endeavors to qualify Stock Purchase Rights for favorable tax treatment under Section 423 of the Code and avoid adverse tax treatment (e.g., under Section 409A of the Code), the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment, anything to the contrary in this Plan notwithstanding. The Company shall be unconstrained in its corporate activities without regard to the potential negative tax impact on Stock Purchase Right participants under the Plan.

(i)     Stock Purchase Rights Policies and Procedures. Without limiting the general powers of the Administrator set forth in Section 2(b) of the Plan, the Administrator may, from time to time, consistent with the Plan and the requirements of Section 423 of the Code, establish, change or terminate such rules, guidelines, policies, procedures, limitations, or adjustments as deemed advisable by the Administrator, in its discretion, for the proper administration of Stock Purchase Rights under the Plan, including, without limitation, to (i) establish a minimum Contribution amount required for participation in an Offering Period, (ii) limit the frequency and/or number of changes permitted in the rate of Contribution during an Offering Period, (iii) designate separate Offering Periods, (iv) terminate or change the Offering Periods, (v) establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, (vi) establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Shares for each grantee properly correspond with Contribution amounts, (vii) permit Contributions greater than or less than the amount designated by a Participant in order to adjust for the Company’s delay or mistake in processing an enrolment form or in otherwise effecting a grantee’s election under the Plan or, as advisable to comply with the requirements of Section 423 of the Code, (viii) determine the date and manner by which the Fair Market Value of a Share is determined for purposes of administration of the Plan, and (ix) establish such other limitations or procedures as the Administrator determines in its sole discretion advisable that are consistent with the Plan. All such actions by the Company shall be taken consistent with the requirement under Section 423(b)(5) of the Code that all grantees granted Stock Purchase Rights pursuant to an Offering Period shall have the same rights and privileges within the meaning of such section.

(j)     Amendment or Termination of Stock Purchase Rights. Without limiting the provisions of Section 17, in the event that the Board determines that continuation of Stock Purchase Rights under the Plan or an Offering Period would result in unfavorable financial accounting consequences to the Company, the Administrator may, in its discretion and without the consent of any participant, including with respect to an Offering Period then in progress: (i) terminate Stock Purchase Rights under the Plan or any Offering Period, (ii) accelerate the Option Expiry Date of any Offering Period, (iii) reduce the discount applicable in determining the purchase price for Shares of any Offering Period, (iv) amend the Plan to conform with the safe harbor definition under the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto), (v) alter the purchase price for Shares under any Offering Period, (vi) reduce the maximum number of Shares that may be purchased in any Offering Period, (vii) reduce the maximum percentage of Compensation a grantee may elect to set aside as Contributions or (viii) take any combination of the foregoing actions.

SECTION 13. TRANSFERABILITY OF AWARDS

(a)    Transferability. Except as provided in Section 13(b) below, during a grantee’s lifetime, his or her Awards shall be exercisable only by the grantee, or by the grantee’s legal representative or guardian in the event of the grantee’s incapacity. No Awards shall be sold, assigned, transferred or otherwise encumbered or disposed of by a grantee other than by will or by the laws of descent and distribution or pursuant to a domestic relations order. No Awards shall be subject, in whole or in part, to attachment, execution, or levy of any kind, and any purported transfer in violation hereof shall be null and void.

(b)    Administrator Action. Notwithstanding Section 13(a), the Administrator, in its discretion, may provide either in the Award Certificate regarding a given Award or by subsequent written approval that the grantee (who is an employee or director) may transfer his or her Non-Qualified Stock Options to his or her immediate family members, to trusts for the benefit of such family members, or to partnerships in which such family members are the only partners, provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of this Plan and the applicable Award. In no event may an Award be transferred by a grantee for value.

(c)    Family Member. For purposes of Section 13(b), “family member” shall mean a grantee’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the grantee’s household (other than a tenant of the grantee), a trust in which these persons (or the grantee) have more than 50 percent of the beneficial interest, a foundation in which these persons (or the grantee) control the management of assets, and any other entity in which these persons (or the grantee) own more than 50 percent of the voting interests.

(d)    Designation of Beneficiary. To the extent permitted by the Company, each grantee to whom an Award has been made under the Plan may designate a beneficiary or beneficiaries to exercise any Award or receive any payment under any Award payable on or after the grantee’s death. Any such designation shall be on a form provided for that purpose by the Administrator and shall not be effective until received by the Administrator. If no beneficiary has been designated by a deceased grantee, or if the designated beneficiaries have predeceased the grantee, the beneficiary shall be the grantee’s estate.

SECTION 14. TAX WITHHOLDING

(a)    Payment by Grantee. Each grantee shall, no later than the date as of which the value of an Award or of any Shares or other amounts received thereunder first becomes includable in the gross income of the grantee for income tax purposes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld by the Company with respect to such income. The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the grantee. The Company’s obligation to deliver evidence of book entry (or share certificates) to any grantee is subject to and conditioned on tax withholding obligations being satisfied by the grantee.

(b)    Payment in Shares. The Administrator may require the Company’s tax withholding obligation to be satisfied, in whole or in part, by the Company withholding from Shares to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due; provided, however, that the amount withheld does not exceed the maximum statutory tax rate or such lesser amount as is necessary to avoid liability accounting treatment. For purposes of share withholding, the Fair Market Value of withheld shares shall be determined in the same manner as the value of Shares includible in income earned in respect of the Award. The Administrator may also require the Company’s tax withholding obligation to be satisfied, in whole or in part, by an arrangement whereby a certain number of Shares issued pursuant to any Award are immediately sold and proceeds from such sale are remitted to the Company in an amount that would satisfy the withholding amount due.

SECTION 15. SECTION 409A AWARDS

Awards are intended to be exempt from Section 409A to the greatest extent possible and to otherwise comply with Section 409A. The Plan and all Awards shall be interpreted in accordance with such intent. To the extent that any Award is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A (a “409A Award”), the Award shall be subject to such additional rules and requirements as specified by the Administrator from time to time in order to comply with Section 409A. In this regard, if any amount under a 409A Award is payable upon a “separation from service” (within the meaning of Section 409A) to a grantee who is then considered a “specified employee” (within the meaning of Section 409A), then no such payment shall be made prior to the date that is the earlier of (i) six months and one day after the grantee’s separation from service, or (ii) the grantee’s death, but only to the extent such delay is necessary to prevent such payment from being subject to interest, penalties or additional tax imposed pursuant to Section 409A. Further, the settlement of any 409A Award may not be accelerated except to the extent permitted by Section 409A.

SECTION 16. TERMINATION OF SERVICE RELATIONSHIP, TRANSFER, LEAVE OF ABSENCE, ETC.

(a)    Termination of Service Relationship. If the grantee’s Service Relationship is with an Affiliate and such Affiliate ceases to be an Affiliate, the grantee shall be deemed to have terminated his or her Service Relationship for purposes of the Plan.

(b)    Events Not a Termination of Service Relationship. For purposes of the Plan, the following events shall not be deemed a termination of a Service Relationship:

(i)        a transfer to the employment of the Company from an Affiliate or from the Company to an Affiliate, or from one Affiliate to another; or

(ii)       an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the employee’s right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Administrator otherwise so provides in writing.

SECTION 17. AMENDMENTS AND TERMINATION

The Board may, at any time, amend or discontinue the Plan and the Administrator may, at any time, amend or cancel any outstanding Award for the purpose of satisfying changes in law or for any other lawful purpose, without obtaining the approval of shareholders; provided that no such action shall materially and adversely affect rights under any outstanding Award without the holder’s consent and any amendment to any provision of the Plan will be subject to any required regulatory approval and the provisions of applicable law, if any, that require the approval of shareholders. Notwithstanding the foregoing, the Company will be required to obtain the approval of the shareholders of the Company for any amendment related to (i) increasing the maximum number of Common Shares issuable under the Plan; (ii) a reduction in the exercise price of any Stock Options or Stock Appreciation Rights held by insiders or a reduction of the purchase price of any Stock Purchase Rights held by insiders; and (iii) an extension to the term of Stock Options or Stock Appreciation Rights held by insiders. Nothing in this Section 17 shall limit the Administrator’s authority to take any action permitted pursuant to Section 3(b) or 3(c).

SECTION 18. STATUS OF PLAN

With respect to the portion of any Award that has not been exercised and any payments in cash, Shares or other consideration not received by a grantee, a grantee shall have no rights greater than those of a general creditor of the Company unless the Administrator shall otherwise expressly determine in connection with any Award or Awards. In its sole discretion, the Administrator may authorize the creation of trusts or other arrangements to meet the Company’s obligations to deliver Shares or make payments with respect to Awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the foregoing sentence.

SECTION 19. GENERAL PROVISIONS

(a)    No Distribution. The Administrator may require each person acquiring Shares pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof.

(b)    Issuance of Shares. To the extent certificated, share certificates to grantees under this Plan shall be deemed delivered for all purposes when the Company or a transfer agent of the Company shall have mailed such certificates in the United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company. Uncertificated Shares shall be deemed delivered for all purposes when the Company or a transfer agent of the Company shall have given to the grantee by electronic mail (with proof of receipt) or by United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company, notice of issuance and recorded the issuance in its records (which may include electronic “book entry” records). Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any evidence of book entry or certificates evidencing Shares pursuant to the exercise or settlement of any Award, unless and until the Administrator has determined, with advice of counsel (to the extent the Administrator deems such advice necessary or advisable), that the issuance and delivery is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the Shares are listed, quoted or traded. Any Shares issued pursuant to the Plan shall be subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with federal, state or foreign jurisdiction, securities or other laws, rules and quotation system on which the Shares are listed, quoted or traded. The Administrator may place legends on any Shares certificate or notations on any book entry to reference restrictions applicable to the Shares. In addition to the terms and conditions provided herein, the Administrator may require that an individual make such reasonable covenants, agreements, and representations as the Administrator, in its discretion, deems necessary or advisable in order to comply with any such laws, regulations, or requirements. The Administrator shall have the right to require any individual to comply with any timing or other restrictions with respect to the settlement or exercise of any Award, including a window-period limitation, as may be imposed in the discretion of the Administrator.

(c)    Shareholder Rights. Until Share are deemed delivered in accordance with Section 19(b), no right to vote or receive dividends or any other rights of a shareholder will exist with respect to Shares to be issued in connection with an Award, notwithstanding the exercise of a Stock Option or any other action by the grantee with respect to an Award.

(d)    Other Compensation Arrangements; No Employment Rights. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, including trusts, and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of this Plan and the grant of Awards do not confer upon any employee any right to continued employment with the Company or any Subsidiary.

(e)    Trading Policy Restrictions. Option exercises and other Awards under the Plan shall be subject to the Company’s insider trading policies and procedures, as in effect from time to time.

SECTION 20. EFFECTIVE DATE OF PLAN

This Plan became effective on June 22, 2020 (the “Effective Date”), which is the date on which the Company’s shareholders approved this Plan. Certain amendments to the Plan were approved by the Board on April 24, 2025 and approved by the shareholders on June 3, 2025. An additional amendment to increase the maximum number of Shares reserved and available for issuance under the Plan was approved by the Board on April 27, 2026. This amendment will become effective only upon the date on which the Company’s shareholders approve such amendment to this Plan. No grants of Stock Options and other Awards may be made hereunder after the later of the tenth anniversary of the Effective Date or the tenth anniversary of the latest material amendment of this Plan and no grants of Incentive Stock Options may be made hereunder after the tenth anniversary of the date the Plan was approved by the Board.

SECTION 21. GOVERNING LAW

This Plan and all Awards and actions taken thereunder shall be governed by and construed in accordance with the laws of the Province of British Columbia, applied without regard to conflict of law principles.